Friday, January 26, 2007

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP.
Reports 2006 and Fourth Quarter Results

Farmers National Banc Corp (OTCBB: FMNB), holding company of the Farmers National Bank of Canfield, today reported net earnings of $7.2 million, or $0.55 per diluted share for the year ended December 31, 2006, as compared to $8.1 million, or $0.62 per diluted share in 2005. For the three months ended December 31, 2006, Farmers National Banc Corp recorded net earnings of $1.6 million, or $0.12 per share, compared to $1.9 million, or $0.14 per share for the same quarter a year ago.

The company’s total assets at year-end 2006 were $821.6 million, as compared to $827.1 million in total assets recorded at December 31, 2005. Net loans at December 31, 2006 were $502.6 million, compared to $506.1 million at this same time last year. On average balances, loans increased approximately $12.4 million, or 2.5% year-over-year. The increase in commercial loans helped offset the lack of any retail or consumer loan growth during the past year. Total deposits at December 31, 2006 were $619.7 million, compared to $630.8 million recorded as of December 31, 2005. This reduction in deposits primarily was the result of management’s conservative approach to pricing highly volatile non-core deposits.

Net Interest Income -— Net interest income was $5.8 million for the fourth quarter of 2006, which compares to $5.9 million in the preceding quarter and $6.6 million in the fourth quarter of 2005. For the twelve months ended December 31, 2006, net interest income was $23.9 million compared to $27.2 million for the same twelve-month period in 2005. The net interest margin, on a fully taxable equivalent basis, was 3.31% for the twelve months ended December 31, 2006, compared to 3.67% for 2005. Management was able to increase the yield on average earning assets by 30 basis points during the past twelve months, but that increase was offset by a 76 basis point increase in the cost of liabilities. The net interest margin continues to be impacted by the sustained flat or inverted yield curve between short term and long term rates. The company will continue to closely monitor the asset and liability re-pricing strategy to support the margin.

Non-Interest Income -— Non-interest income, including gains on the sale of securities, was $1.2 million in the fourth quarter of 2006, compared to $1.3 million in the preceding quarter and $1.1 million in the fourth quarter of 2005. For the twelve-month period ended December 31, 2006, non-interest income was $5.1 million, an increase of $748 thousand over the $4.4 million reported in the same period in 2005. The comparison to the prior year is impacted by gains on sale of securities amounting to $550 thousand in 2006 and $290 thousand in 2005.

Operating Expenses -— Non-interest expenses totaled $4.9 million for the fourth quarter of 2006, which compares to $5.1 million for the fourth quarter of 2005 and $5.0 million for the third quarter of 2006. For the year ended December 31, 2006, total operating expenses decreased from $20.2 million in 2005 to $19.6 million in 2006. The company’s efficiency ratio for the twelve months ended December 31, 2006 was 68.88%, as compared to 64.49% in the prior year.

Asset Quality -— At the end of the fourth quarter, the non-performing loans/total loan ratio was         .34%, compared to .39% at this same time in 2005. As of December 31, 2006, total non-performing loans were $1.7 million, compared to $2.0 million at this same time in 2005. On December 31, 2006, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 325%, compared to 291% in December 2005. For the full year, the net charge off/average loan ratio was .09%, improving from .19% reported at the end of 2005.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of December 31, 2006, the ALLL/total loan ratio was 1.10% compared to 1.14% at the end of 2005.

Stockholder’s Equity and Common Stock -— Total Stockholders’ Equity was $76.2 million at December 31, 2006 compared to $75.9 million at this same time in 2005. Book value at year-end 2006 was $5.83 per share, compared to $5.82 per share in December 2005. Cash dividends paid during 2006 amounted to $0.64 per share. On June 13, 2006, the board of directors announced the 2006 Stock Repurchase Program, which authorized the repurchase of up to 4.9% of its outstanding common stock or approximately 650,000 shares. Since June, the Corporation repurchased 145,000 shares under this program.

Farmers National Banc Corp. is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of	For the Three Months Ended		For the Twelve Months Ended
Income
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Total interest and dividend income	$11,265	$10,846	$44,098	$42,481
Total interest expense	5,475	4,241	20,199	15,236
Net interest income	5,790	6,605	23,899	27,245
Provision for loan losses	0	120	200	649
Other income	1,173	1,063	5,133	4,386
Other expense	4,949	5,101	19,618	20,212
Income before income taxes	2,014	2,447	9,214	10,770
Income taxes	400	584	1,999	2,710
Net income	$1,614	$1,863	$7,215	$8,060
Basic and diluted earnings per share	$0.12	$0.14	$0.55	$0.62
Cash dividends	2,079	2,077	8,307	8,309
Cash dividends per share	0.16	0.16	0.64	0.64
Book value per share	5.83	5.82	5.83	5.82
Consolidated Statements of		Dec. 31, 2006	Dec. 31, 2005
Financial Condition
Assets
Cash and cash equivalents		$34,038	$31,614
Securities available for sale		255,799	259,485
Loans		508,188	511,914
Less allowance for loan losses		5,594	5,860
Net Loans		502,594	506,054
Other assets		29,153	29,916
Total Assets		$821,584	$827,069
Liabilities and Stockholders’ Equity
Deposits		$619,747	$630,800
Other interest-bearing liabilities		119,394	116,471
Other liabilities		6,220	3,934
Total liabilities		745,361	751,205
Stockholders’ Equity		76,223	75,864
Total Liabilities and Stockholders’ Equity		$821,584	$827,069
Period-end shares outstanding		13,073	13,043
Ratios
Return on Average Assets (Annualized)		0.88%	0.97%
Return on Average Equity (Annualized)		9.60	10.40
Efficiency Ratio (Year-to-date)		68.88	64.49
Capital to Asset Ratio		9.28	9.17
Dividends to Net Income (Year-to-date)		115.14	103.08
Loans to Assets		61.85	61.89
Net Loans to Deposits		81.10	80.22
Allowance for Loan Losses to Total Loans		1.10	1.14
Non-performing Loans to Total Loans		0.34	0.39
Unaudited